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                                   EXHIBIT 5.1

                           Opinion of Baker & McKenzie

                              [Please see attached]

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December 11, 1995

Lidak Pharmaceuticals
11077 North Torrey Pines Road
La Jolla, California  92037

Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about December 13, 1995 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,994,669 shares of the Company's Class A Common Stock. As your legal counsel, we have examined the Company's Articles of Incorporation and By-laws, records of corporate proceedings, with respect to the offer and sale of the Common Stock and such documents as we have deemed necessary in connection with the sale and issuance of the Shares.

Based upon the foregoing examinations and upon applicable laws, we are of the opinion that the Shares, when offered and sold in the manner provided for in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and amendments thereto.

Very truly yours,

BAKER & McKENZIE



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